Exhibit 23.0

Consent of Beard Miller Company LLP

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-122247 and No. 333-129849) of BV Financial, Inc. of our report dated September 6, 2006, except for note 1, Earnings per share (restated), as to which the date is March 14, 2007, relating to the consolidated financial statements of BV Financial, Inc., which appears in this Form 10-KSB/A2.

Beard Miller Company LLP

Baltimore, Maryland

March 29, 2007